Exhibit 99.1

PRESS RELEASE

CooperCompanies Appoints Walter M Rosebrough, Jr.

to its Board of Directors

Enters into Cooperation Agreement with Browning West

SAN RAMON, Calif., December 23, 2025 - CooperCompanies (Nasdaq: COO), a leading medical device company, announced today that the Company’s Board of Directors (the “Board”) has appointed Walter (Walt) M Rosebrough, Jr. as an independent director, effective as of January 3, 2026. In connection with this appointment, the Company also has entered into a cooperation agreement (the “Cooperation Agreement”) with Browning West, LP. (“Browning West”). Mr. Rosebrough will join the Board’s Corporate Governance & Nominating Committee. The Board has also agreed that, by the end of 2026, it shall provide due and serious consideration for Mr. Rosebrough to be appointed Chair of the Board. In addition, the Board will identify and appoint a new independent director with medical technology experience, with the mutual agreement of Browning West.

Mr. Rosebrough currently serves as CEO Emeritus and Senior Advisor of STERIS plc (NYSE: STE), a global medical device business focused on infection prevention products and services. During his tenure as CEO of STERIS from 2007 to 2021, STERIS’s stock generated a 10-fold total return or an 18% annualized return compared with a 10% annualized return for the S&P 500, and the company’s market capitalization increased by over $20 billion. His career also includes nearly two decades at Hill-Rom Holdings, Inc., where he held senior executive positions, including President and CEO of Support Systems International and President and CEO of Hill-Rom. Mr. Rosebrough currently serves as Independent Chair on the Board of Varex Imaging (NASDAQ: VREX).

“We are pleased to welcome Walt to our Board,” said Colleen Jay, Incoming Chair of the Board of CooperCompanies. “He brings decades of leadership experience in the medical device manufacturing and healthcare industries, and his proven track record delivering sustainable growth will support our strategic vision and ongoing focus of delivering long-term value for shareholders.”

“Cooper has significant long-term potential, and we are pleased to have aligned on a constructive path forward with the Cooper Board,” said Usman S. Nabi, Co-Founder and Chief Investment Officer of Browning West. “We believe Walt’s appointment along with the Company’s commitment to additional Board refreshment position Cooper to drive the critical initiatives required to unlock sustained long-term value for all shareholders.”

Browning West has agreed to certain customary standstill and voting commitments in connection with the Cooperation Agreement and will support the Board’s full slate of directors at the 2026 Annual Meeting of Stockholders. The Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to the Current Report on Form 8-K.

About CooperCompanies

CooperCompanies (Nasdaq: COO) is a leading global medical device company focused on helping people experience life’s beautiful moments through its two business units, CooperVision and CooperSurgical. CooperVision is a trusted leader in the contact lens industry, helping to improve the way people see each day. CooperSurgical is a leading fertility and women’s healthcare company dedicated to putting time on the side of women, babies, and families at the healthcare moments that matter most. Headquartered in San Ramon, CA, CooperCompanies has a workforce of more than 15,000, sells products in over 130 countries, and positively impacts over fifty million lives each year. For more information, please visit www.coopercos.com.

About Browning West, LP

Browning West is an independent investment partnership based in Los Angeles, California. The partnership employs a concentrated, long-term and fundamental approach to investing and focuses primarily on investments in North America and Western Europe. Founded in 2019, Browning West seeks to identify and invest in a limited number of high-quality businesses and to hold these investments for multiple years. Backed by a select group of leading foundations, family offices, and university endowments, our unique capital base allows us to focus on long-term value creation at our portfolio companies.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to the Company’s potential transactions, capital allocation priorities, share repurchase program, efforts to enhance long-term shareholder value, plans, strategies, future actions, and other statements of which are other than statements of historical fact, are forward-looking. Forward-looking statements necessarily depend on assumptions, data, or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Statements regarding future events and performance and contain words such as “expects” and similar words or phrases. A wide range of factors could materially affect future developments, including, but not limited to, uncertainties related to market conditions and other factors set forth in our other filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These risks and uncertainties may cause actual future results or actions to be materially different than those expressed in such forward-looking statements. We do not intend, or undertake any duty, to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com